Exhibit 99.1

                                DURLAND & COMPANY
                            CERTIFIED PUBLIC ACCOUNTS
                           A PROFESSIONAL ASSOCIATION
                               232A ROYAL PALM WAY
                              PALM BEACH, FL 33480
                          (561) 822-9995 * FAX 822-9942

STEPHEN H.DURLAND                                      MEMBERS OF:
-----------------                                      FLORIDA INSTITUTE OF CPAS
ALSO CERTIFIED IN CA, CO, GA, LA
MA, MD, MS, NC, NJ, NY, SC, TX, WI




14 Jan 2002



Billyweb Corp.
New York, NY   10017


Gentlemen:


We are unable to complete the review of the financial statements of Billyweb Corp. as of November 30, 2001 and for the nine months ended in time for the Company's Form 10-QSB to be filed timely, due to unforseen circumstances. We do expect to have it completed within three (3) days. Thank you.


Sincerely,

/s/ Durland & Company, CPAs, P.A.
Durland & Company, CPAs, P.A.